CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in Post-Effective Amendment No. 27 to the Registration Statement of Institutional Fiduciary Trust on Form N-1A File No. 2-96634 of our reports dated July 30, 1998 on our audit of the financial statements and financial highlights of the Institutional Fiduciary Trust, for the year ended June 30, 1998 and our report dated July 30, 1998 on our audit of the financial statements and financial highlights of The Money Market Portfolios for the year ended June 30, 1998, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 1998.



                                    PricewaterhouseCoopers LLP
                                 /s/PricewaterhouseCoopers LLP

San Francisco, California
August 20, 1998